Ex. 99.5



                   CONSENT OF BRUCE YEOMANS

     I consent to the use, in this second amended registration statement on Form 10-SB/A-2, of my name in connection with Valley High Mining Company's Plan of Operation and the various Work Sequences detailed therein.

     Dated this 15th day of August, 2005.



                              s/ Bruce Yeomans
                              Bruce Yeomans